Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of February 6, 2006

among

ENERGYSOLUTIONS, LLC,

DRAGON MERGER CORPORATION

and

DURATEK, INC.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 6, 2006 (this “Agreement”), is among ENERGYSOLUTIONS, LLC, a Utah limited liability company (“Parent”), DRAGON MERGER CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and DURATEK, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, pursuant to the Merger, shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), shall be, except as otherwise provided herein, converted into the right to receive the Merger Consideration (as defined below) in the manner (and on the terms and subject to the conditions) set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of the certificate of incorporation of Merger Sub (as in effect immediately prior to the Effective Time except that Article First shall be amended to read “The name of the Corporation is Duratek, Inc.”) and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6. Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations;

Exchange of Certificates; Company Stock Options

SECTION 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock (any such share, together with the associated rights to purchase any portion of a share of Series B Junior Participating Preferred Stock (the “Rights”) issued under the Rights Agreement, dated as of December 16, 2003 between the Company and Computershare Investor Services, LLC, as rights agent (the “Rights Agreement”), a “Share”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, to the extent that there are any issued and outstanding shares of preferred stock of Merger Sub, each issued and outstanding share of preferred stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of preferred stock, par value $0.01 per share, of the Surviving Corporation (such preferred stock to have the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, as set forth in the certificate of incorporation of the Surviving Corporation).

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any Shares owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive $22.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) to the extent permitted by applicable Law, the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or unless and to the extent required to do so under applicable Law, make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

SECTION 2.2. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.1(c). At or prior to the Effective Time, Parent shall deposit such aggregate Merger Consideration (the “Payment Fund”) in an account with the Paying Agent. The Payment Fund shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, the Payment Fund will be payable to Parent or as Parent otherwise directs. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations in respect of the Merger Consideration to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following one year after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) that had been made available to the Paying Agent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger

Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3. Company Stock Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall be cancelled and terminated (without regard to the exercise price of the Options) as of the Effective Time, and that all Options (whether or not vested), other than Options with respect to which the holder thereof has elected to exercise as of immediately prior to the Effective Time, shall be converted at the Effective Time into the right to receive a cash amount from the Surviving Corporation equal to the Option Consideration for each share of Company Common Stock then subject to such Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. Parent shall at all times from and after the Effective Time cause the Surviving Corporation to have (and the Surviving Corporation shall maintain) sufficient liquid funds to satisfy the Surviving Corporation’s obligations to holders of Options pursuant to this Section 2.3. In addition, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof, other than the payment of the Option Consideration in accordance with this Section 2.3 with respect to Options unexercised as of immediately prior to the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

SECTION 2.4. Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2 hereof), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration and the Option Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as set forth (i) in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that (x) any fact or condition that is disclosed in any section of such disclosure schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure schedule readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure schedule notwithstanding the omission of a reference or cross reference thereto and (y) the mere inclusion of an item in such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect (as defined below)) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or (ii) in the Filed Company SEC Documents (as defined below) filed since January 1, 2004 and prior to February 3, 2006 and publicly available on the SEC’s EDGAR system (other than (A) any risk factor disclosure, including disclosures contained in the “Disclosure Regarding Forward Looking Statements” and “Risk Factors” sections of such Company SEC Documents and (B) any documents filed as exhibits to such Filed Company SEC Documents to the extent that the information is only set forth in such exhibits); provided however that the foregoing exception in clause (ii) shall not apply to the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.18, 3.19 and 3.20.

SECTION 3.1. Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.

(b) Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (a “Company Material Adverse Effect”). For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any party, any effect on, or change, event, occurrence or state of facts that (i) is material and adverse to the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of such party and its Subsidiaries taken as a whole, or (ii) prevents such party from performing its obligations under this Agreement or from consummating the Transactions; provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Effect for any purpose under this Agreement: (w) conditions affecting any of the industries in which such party operates generally (provided that any such condition does not disproportionately affect such party or its Subsidiaries), (x) conditions affecting the economy or capital markets (provided that any such condition does not disproportionately affect such party or its Subsidiaries), (y) any failure, in and of itself, by the party to meet any internal or published projections, forecasts or revenue or earnings predictions or projections (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), or (z) other than with respect to Section 6.1(e), or Section 6.2(a) as it applies to Sections 3.3(c), 3.4, or 3.12(b)(iii), any effect, change, event, occurrence or state of facts resulting from, or attributable to, the announcement or consummation of the Merger.

(c) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(d) The Company has delivered to Parent correct and complete copies of its certificate of incorporation and by-laws (the “Company Charter Documents”) and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

SECTION 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which 160,000 are designated shares of Cumulative Convertible Redeemable Preferred Stock and 100,000 are designated shares of Series B Junior Participating Preferred Stock (the stock referred to in clause (ii), “Company Preferred Stock”). At the close of business on February 2, 2006, (i) 14,860,728 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock were held by the Company in its treasury), (ii) 1,612,376 shares of Company Common Stock were held by the Company in its treasury, (iii) 5,582,671 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 1,425,728 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of February 2, 2006, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Since December 31, 2004, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock. For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company: 1984 Duratek Corporation Stock Option Plan, as amended; 1999 GTS Duratek, Inc. Stock Option and Incentive Plan, as amended; GTS Duratek, Inc. 1996 Employee Stock Award Plan; and Duratek, Inc. Employee Stock Purchase Plan.

(b) None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

SECTION 3.3. Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 (including Section 3.4 of the Company Disclosure Schedule) and the Company Stockholder Approval are obtained, the filings referred to in Section 3.4 (including Section 3.4 of the Company Disclosure Schedule) are made and any waiting periods under such filings have been terminated or expired, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that, individually or in the aggregate, are not, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4. Governmental Approvals. Except for (i) the filing with the Securities and Exchange Commission (“SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, any other filings or recordings required under the DGCL in connection with the Merger and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, and (iv) the filings, approvals and consents set forth on Section 3.4 of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not be or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, or would not, or would not reasonably be expected to, impair in any material respect the ability of the Company to operate its business or perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 3.5. Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC since January 1, 2003 (collectively, and together with all documents filed on a voluntary basis on Form 8-K, and in each case including exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents. None of the Company SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, including Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and to normal and recurring year-end audit adjustments, in each case to the extent permitted by Regulation S-X).

(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market. The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the Knowledge of the Company, the Company has not received any complaints since December 31, 2004 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. To the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when due. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2005 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business, or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (excluding from the definition of Material Adverse Effect, for the purposes of this clause (iii) only, any matter specified in clause (w) of the definition of Material Adverse Effect occurring on or prior to the date hereof).

SECTION 3.6. Absence of Certain Changes or Events. Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect (excluding from the definition of Material Adverse Effect, for the purposes of this sentence only, any matter specified in clause (w) of the definition of Material Adverse Effect occurring on or prior to the date hereof). Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date (a) the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken prior to the date hereof (or will take after the date hereof without the consent of Parent) any action described in Sections 5.2(b), (d), (f) or (g) hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

SECTION 3.7. Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any settlement agreement or stipulation.

SECTION 3.8. Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are (and since January 1, 2003 have been) in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”), and the listing and corporate governance requirements of The Nasdaq Stock Market, applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

(b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals, variances, registrations, permissions and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as currently conducted (without regard to the Merger) (collectively, “Permits”), which Permits are listed on Section 3.8 of the Company Disclosure Schedule.

(c) The Company and its Subsidiaries are (and since January 1, 2003 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit.

SECTION 3.9. Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

SECTION 3.10. Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns which, if properly prepared, would reflect more than an immaterial amount of Taxes required to be filed by the Company or its Subsidiaries, and all such filed Tax Returns are correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any return) and has established an adequate reserve, in accordance with GAAP, for payment of all material Taxes not yet due and owing.

(b) No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could otherwise give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(d) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Neither the Company nor any of its Subsidiaries has been subject to a written claim by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has, at any time subsequent to December 31, 2003, constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(g) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(h) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(i) The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(j) As of the Closing, neither the Company nor any of its Subsidiaries will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(k) There are no liens for material Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) except for any group of which the Company was the common parent corporation.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(n) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(o) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service (“IRS”) with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(p) All arrangements that would be considered “deferred compensation” and that are subject to the requirements of Section 409A of the Code have been operated in good faith compliance with Section 409A of the Code.

(q) The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(r) For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11. Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other employee benefit plans, policies, agreements or arrangements, payroll practices, including employment, individual consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, termination, severance, sick leave, vacation, loans, salary continuation, health or life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise (collectively, the “Company Plans”). No Company Plan is subject to Title IV of ERISA or is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d) The Company Plans intended to qualify under Section 401 of the Code have received a determination from the IRS that they are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code, except as would not be, or would not reasonably be expected to be, material to the Company or its Subsidiaries, taken as a whole.

(e) All material contributions required to have been made under any of the Company Plans have been timely made.

(f) There are no pending actions, claims or lawsuits arising from or relating to the Company Plans or the assets thereof (other than routine benefit claims), nor does the Company have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit that would be, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(g) None of the Company Plans provide for post-employment life insurance or health insurance coverage or benefits for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA (or similar state or local law) and at the expense of the participant or the participant’s beneficiary.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(i) None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since December 31, 2004.

SECTION 3.12. Environmental Matters.

(a) Except as disclosed on Section 3.12(a) of the Company Disclosure Schedule or as have not resulted or would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Costs and Liabilities of a criminal nature or individually in excess of $100,000 or in the aggregate in excess of $1,000,000:

(i) The operations of the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and timely applying for renewal and revision of and complying with required Environmental Permits.

(ii) None of the Company or any of its Subsidiaries has entered into or assumed by contract or otherwise, and no property owned, leased or operated by any of them is subject to, any order, settlement, judgment, injunction or decree imposing liability or any obligation pursuant to Environmental Laws and that remains outstanding.

(iii) There is no action, claim, suit, proceeding, or, to the Knowledge of the Company, investigation relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries.

(iv) No facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any predecessors thereof, including Releases of or exposure of any Person to Hazardous Materials and the condition of any real property owned, leased or operated by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal of Hazardous Materials which would reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Costs and Liabilities not otherwise covered by pre-funded financial assurance instruments.

(b) Except as disclosed on Section 3.12(b) of the Company Disclosure Schedule:

(i) There are no actions or proceedings pending or, to the Knowledge of the Company, threatened to revoke any Environmental Permit required for the current use or operation of the business of, or any property owned, operated or leased by or for, the Company or any of its Subsidiaries.

(ii) No Environmental Lien has been placed upon or, to the Knowledge of the Company, is threatened to be placed upon any property owned by the Company or any of its Subsidiaries.

(iii) No approval from any Governmental Authority is required under Environmental Laws as a result of the Transactions, which must be obtained in advance of the Closing and which is necessary for the operation of the business after Closing.

(iv) The Company has made available to Parent or its advisors copies of all material environmental, health and safety assessments, audits, inspections, reports or other material documentation relating to compliance by the Company or any of its Subsidiaries with, or potential liability of the Company or any of its Subsidiaries under, Environmental Laws.

(c) None of the items disclosed on Section 3.12(a) or 3.12(b) of the Company Disclosure Schedule would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(d) The Company currently maintains all funds required by applicable Environmental Laws to secure the Company’s obligations for closure and post-closure care of the sites where the Company and its Subsidiaries have operations at Barnwell, South Carolina, Kingston, Tennessee, Memphis, Tennessee and Oak Ridge, Tennessee, and such funds would reasonably be expected to fully fund all of the Company’s and its Subsidiaries’ current decommissioning liabilities. Section 3.12(d) of the Company Disclosure Schedule sets forth a list of the current instruments used to secure such obligations.

(e) Notwithstanding any other provision of this Agreement, except for Sections 3.5 and 3.8(b) of this Agreement, this Section 3.12 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws or Hazardous Materials.

(f) For purposes of this Agreement:

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies) under or pursuant to Environmental Law including as a result of (i) a violation of any Environmental Law or order of a Governmental Authority, (ii) a Remedial Action, (iii) a Release or threatened Release of Hazardous Materials to the environment, or (iv) any environmental health or safety condition.

“Environmental Law” means, with respect to any Person, any federal, state or local law (including common law) statute, code, ordinance, rule, regulation, order or other requirement in effect as of or prior to the Closing relating to the environment, natural resources, public or employee health and safety applicable to the operation and conduct of such Person’s or its Subsidiaries’ business as currently conducted (without regard to the Merger) and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act (“RCRA”), the Atomic Energy Act (the “AEA”), the Energy Reorganization Act, the Uranium Mill Tailings Radiation Control Act, the Hazardous Waste Transportation Act, the Energy Policy Act, the Low-level Radioactive Waste Policy Act, the Nuclear Waste Policy Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Oil Pollution Act of 1990, and the Occupational Safety and Health Act, as such laws have been amended or supplemented as of or prior to the Closing, and the regulations promulgated pursuant thereto, and all analogous state or local statutes, and including public environmental transfer of ownership, notification or approval statutes, each as in effect as of or prior to the Closing.

“Environmental Lien” means any Lien in favor of any Governmental Authority arising under Environmental Laws.

“Environmental Permit” means any permit, approval, authorization, license, variance, registration or permission required under any applicable Environmental Law.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Authority under any provision of Environmental Law, including any material, substance or waste which is defined as a “radioactive waste,” “hazardous waste,” “mixed waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar meaning or regulatory effect.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment, including soils, surface water, groundwater or the ambient air.

“Remedial Action” means, with respect to any Person, all actions, including, without limitation, any capital expenditures undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by or for such Person or any of its Subsidiaries and the facilities located and operations conducted thereon into compliance with Environmental Laws.

SECTION 3.13. Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party: (A) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services , (B) any partnership, joint venture agreement, licensing agreement or Contract with respect to a marketing alliance, (C) any Contract for the acquisition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2003 and with respect to which the value of the applicable property or assets exceeded $1,000,000, (D) any Contract with any Governmental Authority that involves total payments by or to the Company or any of its Subsidiaries in excess of $3,000,000, (E) any Contract with any director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (F) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, and including any Contract regarding any bonding facility or financial assurance program, (G) any financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities, (H) any voting agreement or registration rights agreement, (I) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (J) any customer, client or supply Contract that involves total consideration in excess of $3,000,000, (K) any collective bargaining agreement, (L) any “standstill” or similar agreement, (M) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) any lease or rental Contract, (2) any product design or development Contract, (3) any consulting Contract, (4) any indemnification Contract (excluding any Contract that would otherwise be required to be listed under items (D) or (J) of this clause (ii) but for the fact that such Contract does not meet any dollar threshold contained in such items required for disclosure thereunder), (5) any exclusive license or exclusive royalty Contract relating to Intellectual Property Rights or any other material Contract relating to Intellectual Property Rights, (6) any merchandising, sales representative or distribution Contract or (7) any Contract granting a right of first refusal or first negotiation, and (N) any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, are hereinafter each referred to as a “Material Contract”). The Company has heretofore made available to Parent or its advisors correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract.

SECTION 3.14. Title to Properties.

(a) Section 3.14 of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.

(b) Section 3.14(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Parent.

(c) The Company or one of its Subsidiaries has good and valid title to all Owned Real Property, free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted (the Liens described in clauses (x) and (z) above are collectively referred to as “Permitted Liens”).

(d) The Company or one of its Subsidiaries is the lessee or sublessee of all Leased Real Property. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases.

SECTION 3.15. Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii) “Company Owned Intellectual Property” means all Company Intellectual Property that is owned by the Company or any of its Subsidiaries.

(iii) “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(iv) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(v) “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

(vi) “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, improvements, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all issued Patents and pending Patent applications, registered Marks, pending applications for registrations of any Marks, any material unregistered Marks, and any registered Copyrights, in each case owned or filed by the Company or any of its Subsidiaries and included in the Company Intellectual Property. Section 3.15(b) of the Company Disclosure Schedule lists (a) the record owner of each such item of Company Intellectual Property and (b) the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(c) The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit (subject, in each case, to the licenses granted to the Company and/or its Subsidiaries covering any of the Company Intellectual Property that is not Company Owned Intellectual Property, copies of which license agreements (excluding shrink-wrap or click-through license agreements for commercial off-the-shelf third party Software) have been provided to Parent) all of the Company Intellectual Property and Company Technology, free and clear of all Liens (other than Permitted Liens) or obligations to others (other than those obligations set forth in the licenses granted to the Company and/or its Subsidiaries covering any of the Company Intellectual Property that is not Company Owned Intellectual Property or any non-exclusive licenses granted by the Company to third parties, in each case copies of which license agreements (excluding shrink-wrap or click-through license agreements for commercial off-the-shelf third party Software) have been provided to Parent). The Company Intellectual Property and Company Technology owned or licensed to the Company and/or its Subsidiaries include all Intellectual Property Rights and Technology necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. To the Knowledge of the Company, all of the Company’s and its Subsidiaries’ rights in the Company Intellectual Property and Company Technology are valid and enforceable.

(d) To the Knowledge of the Company, the use, practice or other commercial exploitation of the Company Intellectual Property and Company Technology by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company’s products or services or the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, violate, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person or constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer, dispose of or commercially exploit any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim within the last five (5) years.

(e) To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property or Company Technology, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(f) No Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a written confidentiality or written non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology. The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality and value of all Trade Secrets and any other material confidential information of the Company or its Subsidiaries. Each employee, consultant and independent contractor of the Company and each of its Subsidiaries that have access to any Trade Secret or any other material non-public, proprietary information or that are involved in the research and development activities of the Company or any of its Subsidiaries, has entered into a written non-disclosure agreement and invention assignment agreement with the Company and/or its Subsidiaries substantially in a form provided to Parent or containing substantially similar protections regarding such Trade Secrets or any other non-public, proprietary information and an assignment to the Company and/or its Subsidiaries of all Intellectual Property Rights in and to any Technology and other work product or deliverable created, discovered, developed, conceived or reduced to practice for or on behalf of the Company and/or any of its Subsidiaries.

(g) Except where such failure would not be material to the Company and its Subsidiaries taken as a whole (i) all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof in connection with issued or registered Company Owned Intellectual Property have been timely paid, and (ii) all necessary documents and certificates in connection with issued or registered Company Owned Intellectual Property have been timely filed with the relevant patent, trademark, copyright or other relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such issued or registered Company Intellectual Property.

(h) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Contracts listed in Section 3.13(a)(ii)(M)(5) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or other payments to any owner, licensor of, or other claimant to any Intellectual Property or Technology, or other third Person, with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiaries as currently conducted, where any such individual payment is in excess of $25,000 per year and the entire payment obligation to any such owner, licensor, claimant or other third Person has not already been paid in full as of the date of this Agreement.

(i) Section 3.15(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries, or (ii) used by the Company or its Subsidiaries in their respective businesses and not (A) exclusively owned by the Company or its Subsidiaries or (B) licensed under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of less than $50,000, in each case that is material to the operation of their respective businesses.

(j) Except where such failure would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology that are necessary for the operations of the Company’s and its Subsidiaries’ businesses.

(k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Surviving Corporation’s right to own or use any material Company Intellectual Property or material Company Technology.

(l) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any right or license with respect to any Company Owned Intellectual Property, or any Company Technology owned by the Company or any of its Subsidiaries, to any third Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

SECTION 3.16. Insurance. Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies.

SECTION 3.17. Customers and Suppliers. Section 3.17 of the Company Disclosure Schedule sets forth a list of the ten largest customers and the ten largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2003, 2004, and 2005 showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period. Except as set forth on Section 3.17 of the Company Disclosure Schedule, since the date of the Balance Sheet Date, (i) no customer or supplier listed on such schedule for fiscal year 2005 has terminated its relationship with the Company or its Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or its Subsidiaries and (ii) to the Knowledge of the Company, no customer or supplier listed on such schedule for fiscal year 2005 has notified the Company or any of its Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or its Subsidiaries.

SECTION 3.18. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by Bear, Stearns & Co. Inc. to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement.

SECTION 3.19. Brokers and Other Advisors. Except for Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Bear, Stearns & Co. Inc., which letter describes all fees payable to Bear, Stearns & Co. Inc. in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Bear, Stearns & Co. Inc. (the “Engagement Letter”).

SECTION 3.20. State Takeover Statutes. The action of the Board of Directors of the Company in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL to the extent, if any, that Section 203 of the DGCL would otherwise be applicable to this Agreement and the Transactions. No other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other Transactions. The Company has taken all actions necessary to (a) render the Rights Agreement, inapplicable to this Agreement (and any amendments hereto) and the Transactions, (b) ensure that (i) the Rights do not become exercisable or otherwise become operative, (ii) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement or (iii) a Distribution Date, a Triggering Event or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (i), (ii) and (iii), solely by reason of the execution and delivery of this Agreement or the consummation of the Transactions, and (c) provide that the Expiration Date (as defined in the Rights Agreement) shall occur, and the Rights will expire, immediately prior to the Effective Time.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that (x) any fact or condition that is disclosed in any section of such disclosure schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure schedule readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure schedule notwithstanding the omission of a reference or cross reference thereto and (y) the mere inclusion of an item in such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect (as defined below)) delivered by Parent and Merger Sub to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION 4.1. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.

SECTION 4.2. Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors and Managers (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub or, if there is more than one stockholder of Merger Sub, by all stockholders of Merger Sub) and no other corporate or company action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of formation, certificate of incorporation, limited liability company agreement or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained, the filings referred to in Section 4.3 are made and any waiting periods under such filings have been terminated or expired, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not, or would not reasonably be expected to, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 4.3. Governmental Approvals. Except for (i) filings and compliance described in Section 3.4 (including Section 3.4 of the Company Disclosure Schedules), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4. Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent, Merger Sub, or any other Subsidiary of Parent, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent, Merger Sub or any other Subsidiary of Parent by or before any Governmental Authority, in each case, except as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect.

SECTION 4.5. Information Supplied. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.6. Ownership and Operations of Merger Sub. As of the date hereof, Parent owns all of the outstanding capital stock of Merger Sub and, as of the Closing Date, Parent and Affiliates thereof will own all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.7. Sufficiency of Funds. Parent or Merger Sub, at the Closing, will have sufficient funds to satisfy all of the obligations of Parent and Merger Sub set forth in this Agreement, including payment of the aggregate Merger Consideration and the aggregate Option Consideration as set forth in this Agreement, and of all related fees and expenses.

SECTION 4.8. Brokers and Other Advisors. Except for Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and Calyon Securities (USA) Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.9. Environmental Matters.

(a) Except as disclosed on Section 4.9(a) of the Parent Disclosure Schedule or as have not resulted or would not reasonably be expected to result in Parent or any of its Subsidiaries incurring Environmental Costs and Liabilities of a criminal nature or individually in excess of $100,000 or in the aggregate in excess of $1,000,000:

(i) The operations of Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and timely applying for renewal and revision of and complying with required Environmental Permits.

(ii) None of Parent or any of its Subsidiaries has entered into or assumed by contract or otherwise, and no property owned, leased or operated by any of them is subject to, any order, settlement, judgment, injunction or decree imposing liability or any obligation pursuant to Environmental Laws and that remains outstanding.

(iii) There is no action, claim, suit, proceeding, or, to the Knowledge of Parent, investigation relating to or arising under Environmental Laws that is pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any real property currently or, to the Knowledge of Parent, formerly owned, leased or operated by Parent or any of its Subsidiaries.

(iv) No facts, circumstances or conditions exist with respect to Parent or any of its Subsidiaries or any predecessors thereof, including Releases of or exposure of any Person to Hazardous Materials and the condition of any real property owned, leased or operated by Parent or any of its Subsidiaries or any property to or at which Parent or any of its Subsidiaries transported or arranged for the disposal of Hazardous Materials which would reasonably be expected to result in Parent or any of its Subsidiaries incurring Environmental Costs and Liabilities not otherwise covered by pre-funded financial assurance instruments.

(b) Except as disclosed on Section 4.9(b) of the Parent Disclosure Schedule:

(i) There are no actions or proceedings pending or, to the Knowledge of Parent, threatened to revoke any Environmental Permit required for the current use or operation of the business of, or any property owned, operated or leased by or for, Parent or any of its Subsidiaries.

(ii) No Environmental Lien has been placed upon or, to the Knowledge of Parent, is threatened to be placed upon any property owned by Parent or any of its Subsidiaries.

(c) None of the items disclosed on Section 4.9(a) or 4.9(b) of the Parent Disclosure Schedule would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.

(d) Notwithstanding any other provision of this Agreement, this Section 4.9 sets forth Parent’s sole and exclusive representations and warranties with respect to Environmental Laws or Hazardous Materials.

SECTION 4.10. NRC Qualification. Parent is legally, technically, financially, and otherwise qualified to be the licensee of, and to control, all NRC Permits issued to the Company or the Company’s Subsidiaries (the “Company NRC Permits”) by the Nuclear Regulatory Commission (the “NRC”), or by a state agency exercising the NRC’s authority under an agreement with the NRC pursuant to the AEA or any applicable state or federal regulation. Parent has no Knowledge of any fact or circumstance applicable to Parent or any of its Subsidiaries that would reasonably be expected under the AEA or any applicable state or federal regulation (a) to disqualify Parent or any of its Subsidiaries or the Surviving Corporation as a transferee of the Company NRC Permits, (b) to cause Parent or any of its Subsidiaries or the Surviving Corporation to be unable to meet any condition of the Company NRC Permits or (c) to cause the NRC (or any state agency exercising the NRC’s authority) to fail to approve in a timely fashion the transfer of control of the Company NRC Permits or to take any other action delaying or impeding the consummation of the Transactions.

SECTION 4.11. Compliance With Laws; Permits.

(a) Parent and its Subsidiaries are (and since January 1, 2003 have been) in compliance in all material respects with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

(b) Parent and its Subsidiaries hold all material Permits in each case necessary for the lawful conduct of their respective businesses as currently conducted (without regard to the Merger).

(c) Parent and its Subsidiaries are (and since January 1, 2003 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2003, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that Parent or any of its Subsidiaries was not in compliance with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1. Preparation of the Proxy Statement; Stockholder Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and

(B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and, (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b) Parent shall provide the Company with information concerning or relating to Parent or Merger Sub that may be required in connection with the preparation and filing of the Proxy Statement pursuant to this Section 5.1.

(c) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c) hereof, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”) and use reasonable best efforts to solicit proxies in favor of such recommendation. The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c) hereof) the Company Board Recommendation. Notwithstanding the foregoing, the Company shall have no obligation to undertake any of the foregoing in the event that a Company Adverse Recommendation Change shall have occurred.

SECTION 5.2. Conduct of Business. Except as expressly permitted or required by this Agreement, as provided in Section 5.2 of the Company Disclosure Schedule, or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, (A) the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice (including with respect to capital expenditures) and (y) use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time and (B) without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of options granted under the Company Stock Plans that are outstanding on the date of this Agreement;

(b) (i) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (ii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iii) split, combine, subdivide or reclassify any shares of its capital stock; or (iv) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(c) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and (ii) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(d) sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) other than in the ordinary course of business to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.2(d) of the Company Disclosure Schedule, (ii) by incurring Permitted Liens, (iii) dispositions of obsolete or worthless assets, or (iv) sales of properties or assets (excluding securities of Subsidiaries) in the aggregate less than $1,000,000;

(e) make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of $2,000,000 individually or $2,000,000 in the aggregate, except for any such capital expenditures provided for in the Company’s 2006 capital expenditure plan as heretofore made available to Parent or Parent’s outside counsel;

(f) acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner (including asset purchase), any Person or division, business or equity interest of any Person, or (ii) except in the ordinary course of business consistent with past practice, any assets that, individually or in the aggregate, have a purchase price in excess of $1,000,000;

(g) make any material investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company;

(h) (i) enter into, terminate or amend any Material Contract, other than (A) Material Contracts the subject matter of which is addressed elsewhere in this Section 5.2 or (B) Material Contracts of the type described in clauses (B), (D), (F), (G), (I), (J), (K), and (M) of Section 3.13(a), with respect to which the Company and its Subsidiaries may enter into, amend or terminate in the ordinary course of business, consistent with past practice, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or from conducting business in any geographic area, or (iii) amend or modify the Engagement Letter;

(i) increase the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable Law, Section 5.11 or the terms of the agreements set forth on Section 5.2(i) of the Company Disclosure Schedule, (ii) the hiring and termination of employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and consistent with the Company’s obligations in Section 5.2(A)(y) to, and to cause its Subsidiaries to, use commercially reasonable efforts to retain the services of their present officers and key employees (provided that (x) no employment agreement shall be entered into without Parent’s prior consent, and (y) no employee with a written employment agreement or written severance agreement shall be terminated without the Company first reasonably consulting with Parent), and (ii) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(j) make, revoke or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or waive or extend the statute of limitations in respect of any Material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(k) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(l) amend the Company Charter Documents or the Subsidiary Documents;

(m) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(n) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(o) except as set forth on Section 5.2(o) of the Company Disclosure Schedule, settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole; or

(p) agree, in writing or otherwise, to take any of the foregoing actions.

SECTION 5.3. No Solicitation by the Company; Etc.

(a) The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers and employees to, and shall use its best efforts to cause the Company’s and its Subsidiaries’ investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, and together with the Company’s and its Subsidiaries’ directors, officers and employees, the “Representatives”) to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal. The Company shall not, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers and employees not to, and shall use its best efforts to cause its other Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than informing persons of the existence of the provisions contained in this Section 5.3, participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and with respect to which such Board determines in good faith (after consulting with outside counsel) that the failure to take such action would be inconsistent with such Board’s fiduciary duties to the Company’s stockholders under Delaware law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions of the Company by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”), or (iii) except as contemplated by this Agreement, amend or waive the Rights Agreement, redeem the Rights or take any action which would allow any Person other than Parent to acquire beneficial ownership of 20% or more of the shares of Company Common Stock without causing a “Distribution Date,” a “Triggering Event,” or a “Stock Acquisition Date” (each as defined in the Rights Agreement) to occur. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, or enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, or take any of the actions specified in clauses (i) and (iii) of the preceding sentence, if such Board determines in good faith, after consulting with, and receiving advice from, outside counsel, that the failure to make such withdrawal, modification or recommendation, or enter into such agreement, or take such action, would, more likely than not, constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that, with respect to the Company entering into a definitive Company Acquisition Agreement providing for a Superior Proposal, the Company shall comply with the last sentence of this Section 5.3(c) and Article VII, and provided, further, that, no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the third business day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three business day period (unless at the time such notice is otherwise required to be given there are less than three business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal. At any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach of this Section 5.3, cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii); provided, however, that the Company shall pay to Parent the Company Termination Fee as provided in Section 7.3 concurrent with such termination.

(d) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of the equity interests of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company’s stockholders than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals and any other financial, regulatory, legal or other aspects of the offer).

(e) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any legally required disclosure to stockholders of the Company, in either case if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

SECTION 5.4. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all material approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including the approvals required pursuant to Section 6.1(d) and 6.1(e). Each of the parties shall provide the other parties with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Without limiting the generality of the undertakings pursuant to this Section 5.4, (i) the parties hereto shall provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (a “Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act as promptly as practicable following the date of this Agreement (and in any event within ten business days thereafter) and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act, (ii) except for the acquisition of BNG America LLC, Parent and Merger Sub, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, will not, and will not permit any of Parent’s Subsidiaries to, enter into any transaction or series of transactions to acquire any Person, or any division or business of any Person, if the effect of such transaction or series of transactions would be to materially impede or delay the ability of the parties to obtain any approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Antitrust Entity necessary with respect to Antitrust Laws to consummate the Transactions, and (iii) the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. The parties shall use reasonable best efforts to take such actions as are necessary or reasonably advisable to obtain approval of the consummation of the transactions contemplated by this Agreement by any Governmental Antitrust Entity or otherwise to cause the expiration or termination of the applicable waiting periods under the HSR Act. The parties shall use all reasonable best efforts to resolve all objections and challenges, if any, that may be asserted by any Governmental Authority with respect to the transaction contemplated by this Agreement under the Antitrust Laws. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or Merger Sub be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Parent, could be expected to (1) limit the right of Parent to own or operate all or any portion of the Company’s business or of Parent to own or operate any portion of their existing businesses or assets, or (2) require Parent or any of Parent’s Subsidiaries to license any of their Intellectual Property Rights or to modify any existing license of their Intellectual Property Rights. In regard to any Governmental Authority, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion propose, opine on the advisability of or commit to any divestiture transaction, or propose, opine on the advisability of or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or otherwise receive the full benefits of this Agreement.

(c) Each party hereto shall provide to the other parties (or their respective advisors) copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity relating to the transactions contemplated by this Agreement or any of the matters described in this Section 5.4, and, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Antitrust Entity regarding the transactions contemplated by this Agreement or any of the matters described in this Section 5.4 shall include representatives of Parent and the Company. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws, and shall provide to the Company’s or Parent’s outside counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials of Parent and the Company.

(d) The Company shall use its reasonable best efforts to seek and obtain all required prior consents from all applicable Governmental Authorities to the indirect transfer of control of the Company’s Permits (including Environmental Permits), and Parent shall cooperate with the Company in providing information regarding Parent that is reasonably required for the Company to obtain such consent. Without limiting the foregoing, during the period between the date of this Agreement and the Effective Time, the Company shall reasonably cooperate with Parent and reasonably assist Parent in identifying the Environmental Permits required by Parent to operate the Company’s business from and after the Effective Time and shall use reasonable best efforts to either transfer existing Environmental Permits of the Company, where permissible, or assist Parent in obtaining new Environmental Permits. Such cooperation and assistance shall include, but is not limited to, the Company’s or its agents’ attendance at public hearings and, to the extent necessary, the use of the knowledge, expertise and information of the Company and its agents, experts and employees.

SECTION 5.5. Public Announcements; Employee Communications.

(a) The initial press releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release or announcement (in which case, to the extent practicable, such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

(b) The Company and Parent agree to use reasonable efforts to provide the other with a reasonable opportunity to review and comment on any written communication intended to be broadly disseminated to their respective employees with respect to the Merger, this Agreement or the other Transactions prior to the dissemination of such written communication.

SECTION 5.6. Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives, and Parent’s financing sources, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries), officers, employees, accountants, counsel, financial advisors and other Representatives and to all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.

(b) The Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws.

(c) Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of March 7, 2005, between the Company and Goldberg Lindsay & Co. LLC (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement as if Parent were a party to the Confidentiality Agreement.

(d) The Company shall permit Parent and Parent’s environmental consultant, to conduct investigations (including investigations known as “Phase I” environmental site assessments and compliance audits) of the environmental conditions of any real property owned, operated or leased by or for the Company or any of its Subsidiaries and the operations conducted thereat (subject to any limitations contained in valid, previously executed leases). Any such environmental investigations shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company and its Subsidiaries. Notwithstanding any other provision of this Agreement, neither Parent nor Parent’s environmental consultant shall conduct any invasive testing (including, but not limited to, the sampling of any building materials, soil, groundwater or other environmental media) without the prior written consent of the Company.

(e) In order to assist with obtaining the Financings, the Company shall, and the Company shall cause its Subsidiaries to, provide such assistance and cooperation as Parent and its Affiliates may reasonably request, including (i) making senior management of the Company and its Subsidiaries reasonably available for lender or proposed financing source meetings, and (ii) cooperating with prospective lenders and their advisors in performing their due diligence.

(f) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

SECTION 5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company (which, notwithstanding Section 8.9, may be delivered in the form of oral notice), of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 5.8. Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify the individuals who at or prior to the Effective Time were directors or officers of the

Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (A) required by the Company Charter Documents or Subsidiary Documents as in effect on the date of this Agreement and (B) permitted under applicable Law. An Indemnitee shall notify Parent and the Surviving Corporation in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a reasonably detailed request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification, and (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnitee otherwise consents. Notwithstanding anything to the contrary, in no event shall Parent or the Surviving Corporation be liable for any settlement or compromise effected without its written consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any claim, action, suit, proceeding or investigation and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors and officers prior to the Effective Time than are presently set forth in the Company’s Certificate of Incorporation and By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Parent shall cause the individuals serving as officers and directors of the Company immediately prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has heretofore been delivered to Parent) to be covered for a period of six years from the Effective Time by such policy (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent be required to expend per year of coverage more than 200% of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by this paragraph, Parent shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(d) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee and his or her heirs.

SECTION 5.9. Securityholder Litigation. The Company shall not settle any securityholder litigation against the Company and/or its directors relating to the Transactions without Parent’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.10. Control of Company Operations. Each of the parties hereto acknowledges and agrees that nothing contained in this Agreement shall give to Parent, directly or indirectly, any rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations. Notwithstanding the foregoing, nothing in this paragraph shall limit the provisions of Section 5.2.

SECTION 5.11. Fees and Expenses. Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 5.12. Certain Employee-Related Matters.

(a) For a period of not less than one year following the Closing, Parent shall cause the Surviving Corporation to continue to provide the employees of the Company and its Subsidiaries (but only to the extent the employees continue to be employed by the Company and its Subsidiaries) with a level of salary, wages, commissions, if applicable, and other employee benefits, including bonus, incentive and severance which are at least substantially similar, in the aggregate, to the salary, wages, commissions, if applicable, and other employee benefits (excluding any equity-based compensation) provided by the Company or its Subsidiaries to such employees immediately prior to the Closing Date. This Section 5.11 shall not limit any obligation of the Surviving Corporation to maintain a Company Plan that, pursuant to an existing contract, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any employee of the Company or its Subsidiaries, and this Agreement shall not be construed so as to prohibit the Surviving Corporation or its Subsidiaries from having the right to terminate the employment of any employee of the Surviving Corporation or its Subsidiaries. Following the Closing, Parent shall cause the Surviving Corporation to make the retention payments to employees which are required by the terms of severance or employment agreements in effect as of the date hereof.

(b) To the extent Parent or the Surviving Corporation does not maintain a particular Company Plan (other than equity compensation plans) after the Closing Date, (i) each employee and former employee of the Company and its Subsidiaries will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent and its Subsidiaries for purposes of eligibility and vesting, but not for benefit accrual, to the same extent as such employee or former employee was entitled, before the Closing Date, to credit for such service under the Company Plan (except to the extent such credit would result in the duplication of benefits); and (ii) if Parent or the Surviving Corporation ceases to maintain any particular Company Plan during the calendar year in which the Effective Time occurs, each employee shall be given credit for amounts paid by the employee during such year under the Company Plan towards deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent.

(c) The Company shall take all actions necessary to terminate the Company Deferred Compensation Plan effective as of the Closing Date.

ARTICLE VI

Conditions Precedent

SECTION 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(d) NRC Permits. The regulatory approvals regarding the Company NRC Permits currently held by the Company and its Subsidiaries, or otherwise obtained by the Company and its Subsidiaries between the date hereof and the Closing, and which regulatory approvals are required for, or in connection with, the consummation of the Merger, shall have been obtained and shall be in full force and effect; and

(e) Other Permits. The regulatory approvals regarding all other Permits, excluding NRC Permits, currently held by the Company and its Subsidiaries, or otherwise obtained by the Company and its Subsidiaries between the date hereof and the Closing, and which regulatory approvals are required for, or in connection with, the consummation of the Merger, shall have been obtained and shall be in full force and effect, except for such regulatory approvals the failure of which to obtain would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except to the extent the failure of any such representation or warranty to be true and correct would not have a Company Material Adverse Effect (other than (i) the representations and warranties contained in Section 3.1(a) (Organization, Standing and Corporate Power), Section 3.19 (Brokers and Other Advisors) and Section 3.20 (State Takeover Statutes), which representations and warranties shall be true and correct, and Section 3.1(b) and (c) and Section 3.2 (Capitalization), which representations and warranties shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (ii) the representations and warranties contained in Sections 3.12(a) and (b), which representations and warranties shall be (x) to the Knowledge of the Company, true and correct as of the date hereof in all material respects and (y) except to the extent the failure of any such representation or warranty to be true and correct would not have a Company Material Adverse Effect, true and correct as of the Closing Date as if made on and as of the Closing Date), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect; and

(c) Company Material Adverse Effect. As of the Closing Date, there shall not have occurred and be continuing any change, event, occurrence or state of facts that, individually or in the aggregate with any other change(s), event(s), occurrence(s) or state(s) of fact(s), has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except to the extent the failure of any such representation or warranty to be true and correct would not have a Parent Material Adverse Effect (other than (i) the representations and warranties contained in Section 4.1 (Organization, Standing and Corporate Power) and Section 4.8 (Brokers and Other Advisors) which representations and warranties shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (ii) the representations and warranties contained in Sections 4.9(a), 4.9 (b) and 4.10, which representations and warranties shall be (x) to the Knowledge of Parent, true and correct as of the date hereof in all material respects and (y) except to the extent the failure of any such representation or warranty to be true and correct would not have a Parent Material Adverse Effect, true and correct as of the Closing Date as if made on and as of the Closing Date) and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; provided, however, that, in the event that the condition described in clause (ii)(x) of this Section 6.3(a) is not satisfied but the conditions set forth in Sections 6.1(d) and (e) are satisfied, the Company shall not be entitled to use the non-satisfaction of the condition described in clause (ii)(x) of this Section 6.3(a) as a basis to not effect the Merger (and accordingly the Company shall be deemed in such circumstance to have waived the satisfaction of the condition described in clause (ii)(x) of this Section 6.3(a)) or as a basis for termination of this Agreement under Section 7.1(d)(i); and

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VII

Termination

SECTION 7.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the date that is twelve months after the date hereof (the “Walk-Away Date”), provided, however, that the right to terminate this

Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) is in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 business days following receipt of written notice from Parent of such breach or failure; or

(ii) if a Company Adverse Recommendation Change shall have occurred; or

(d) by the Company:

(i) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 30 business days following receipt of written notice from the Company of such breach or failure;

(ii) prior to obtaining the Company Stockholder Approval if, concurrently with such termination, the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3 and, in accordance with Section 7.3, the Company pays to Parent the Company Termination Fee; or

(iii) either (A) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated as of the Walk-Away Date, or (B) any statute, order, decree, ruling, judgment or injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority of competent jurisdiction, and shall continue to be in effect as of the date of termination of this Agreement by the Company pursuant to this Section 7.1(d)(iii), (x) making illegal or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated by this Agreement (including, by way of example and not by limitation, an order or decree by any Governmental Authority of competent jurisdiction permanently enjoining the consummation of the Merger, whether or not such order or decree has become final and nonappealable), or (y) delaying past the Walk-Away Date the consummation of the Merger substantially on the terms contemplated by this Agreement; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(d)(iii) shall only be available to the Company if (I) the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents, (II) there shall not have occurred and be continuing at such time a Company Material Adverse Effect (which term, for the limited purpose of this Section 7.1(d)(iii), shall exclude any statute, order, decree, ruling, judgment or injunction of the type described in clause (B) of this Section 7.1(d)(iii)) and (III) there shall not have occurred and be continuing at such time any breach or failure to perform by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure would (if it occurred or was continuing as of the Closing Date) give rise to the failure to be satisfied of a condition set forth in Section 6.2(a) or (b).

SECTION 7.2. Deemed Termination; Effect of Termination.

(a) If this Agreement is terminated by Parent pursuant to Sections 7.1(b)(i) or 7.1(b)(ii) and if at such time the conditions to the exercise of the Company’s right of termination pursuant to Section 7.1(d)(iii) would also have been satisfied were the Company to have then elected to terminate this Agreement pursuant to Section 7.1(d)(iii), regardless of the satisfaction of any notice delivery requirement by the Company pursuant to Section 7.2(b) and without requiring any other action on the part of the Company, notwithstanding any provision of this Agreement to the contrary, this Agreement shall instead be deemed to have been terminated by the Company pursuant to Section 7.1(d)(iii) for all purposes hereof and for all purposes under the Disposal Agreement Amendment (defined below), and not by Parent pursuant to Sections 7.1(b)(i) or 7.1(b)(ii).

(b) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Sections 5.6(c), 5.10, 5.11, 7.2 and 7.3, 7.4 and Article VIII, all of which shall survive termination of this Agreement (the “Surviving Provisions”)), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates arising under this Agreement, except as set forth in the Surviving Provisions; provided, however, that nothing herein shall relieve any party from any obligation or liability arising under the Confidentiality Agreement or the Disposal Agreement Amendment or relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 7.3. Company Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i), and (A) a vote to obtain the Company Stockholder Approval has not been held, (B) after the date of this Agreement and prior to the termination of this Agreement a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal (whether or not conditional or withdrawn) and (C) within 12 months of the date this Agreement is terminated the Company shall have reached a definitive agreement to consummate, or shall have consummated, a transaction contemplated by a Takeover Proposal that prior to the termination of this Agreement was made known to the Company or its stockholders or publicly announced, in the aforesaid manner;

(ii) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(iii), and (A) after the date of this Agreement and prior to the termination of this Agreement a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal (whether or not conditional or withdrawn) and (B) within 12 months of the date this Agreement is terminated the Company shall have reached a definitive agreement to consummate, or shall have consummated, a transaction contemplated by a Takeover Proposal that prior to the termination of this Agreement was made known to the Company or its stockholders or publicly announced, in the aforesaid manner;

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then in any such event under clause (i), (ii), (iii), or (iv) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $8,625,000 in cash (the “Company Termination Fee”). For purposes of Section 7.3(a)(i)(C), Section 7.3(a)(ii)(B) and Section 7.3(b) only, references in the definition of “Takeover Proposal” to “20% or more” shall be deemed to be references to “50% or more.”

(b) Any payment required to be made pursuant to clause (i) or (ii) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than two business days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (iv) of Section 7.3(a) shall be made by the Company concurrently with, and as a condition precedent to, the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c) The parties acknowledge that the fees and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

SECTION 7.4. Parent Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), Parent shall pay to the Company a termination fee of $5 million in cash and shall also pay to the Company (or any Company Subsidiary designated by the Company) the consideration set forth in the Disposal Agreement Amendment. Any payment required to be made pursuant to this Section 7.4(a) shall be made to the Company promptly following termination of this Agreement by the Company pursuant to Section 7.1(d)(iii) (and in any event not later than two business days after delivery to Parent of notice of demand for payment), or in the case of payments to be made pursuant to the Disposal Agreement Amendment, in accordance with the terms of the Disposal Agreement Amendment. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Company, except that in the case of payments to be made pursuant to the Disposal Agreement Amendment, such payments shall be made in accordance with the terms of the Disposal Agreement Amendment.

(b) The parties acknowledge that the fees and the other provisions of this Section 7.4 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.1. No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and the Surviving Provisions shall survive termination indefinitely. The Confidentiality Agreement and the Disposal Agreement Amendment shall (i) survive termination of this Agreement in accordance with their respective terms and (ii) terminate as of the Effective Time.

SECTION 8.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.

SECTION 8.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement, the Company Disclosure Schedule, the Confidentiality Agreement and the Disposal Agreement Amendment (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7. Governing Law; Jurisdiction.

(a) The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or any federal court sitting in the City of New York) over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.9.

SECTION 8.8. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the City of New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

EnergySolutions, LLC

605 North 5600 West

Salt Lake City, Utah 84116

Attention: R. Steve Creamer

Facsimile: (801) 537-7345

with a copy (which shall not constitute notice) to:

LGB ENV LLC

c/o Lindsay Goldberg & Bessemer, LP

630 Fifth Avenue, 30th Floor

New York, NY 10111

Attention: Lance L. Hirt

Facsimile: (212) 373-4170

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201

Attention: Glenn D. West

Facsimile: (214) 746-7777

If to the Company, to:

Duratek, Inc.

10100 Old Columbia Road

Columbia, MD 21046

Attention: Robert E. Prince

Facsimile: (410) 290-9070

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

111 South Calvert Street, Suite 1600

Baltimore, MD 21202

Attention: Henry D. Kahn

Facsimile: (410) 539-6981

and with an additional copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

8300 Greensboro Drive, Suite 11000

McLean, VA 22102

Attention: Richard T. Horan, Jr.

Facsimile: (703) 610-6200

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 8.9, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

SECTION 8.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11. Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Disposal Agreement Amendment” shall mean that certain Amendment to Disposal Agreement dated as of the date hereof and executed concurrently with the execution of this Agreement, amending the Disposal Agreement, dated March 1, 2004, between Parent and Duratek Services, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, and whether executive, legislative or judicial.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the knowledge, after reasonable inquiry, of such Person’s executive officers; provided that reasonable inquiry shall include inquiry of such Person’s officers and managers having responsibility for the applicable matter.

“NRC Permits” shall mean Permits issued by the NRC, or by a state agency exercising the NRC’s authority under an agreement with the NRC, in each case pursuant to the AEA.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 8.12. The following terms are defined in the page of this Agreement set forth after such term below:

AEA	22
Agreement	2
Antitrust Laws	42
Balance Sheet Date	14
Bankruptcy and Equity Exception	11
CERCLA	22
Certificate	4
Certificate of Merger	3
Closing	2
Closing Date	2
Code	7
Company	2
Company Acquisition Agreement	40
Company Adverse Recommendation Change	40
Company Adverse Recommendation Notice	40
Company Board Recommendation	35
Company Charter Documents	10
Company Common Stock	2
Company Contracts	24
Company Disclosure Schedule	8
Company Intellectual Property	25
Company Material Adverse Effect	9
Company NRC Permits	34
Company Owned Intellectual Property	25
Company Plans	18
Company Preferred Stock	10
Company SEC Documents	13
Company Stock Plans	11
Company Stockholder Approval	12
Company Stockholders Meeting	35
Company Technology	25
Company Termination Fee	54
Confidentiality Agreement	45
Contract	12
Copyrights	25
DGCL	2
Dissenting Shares	5
Dissenting Stockholders	4
Effective Time	3
Engagement Letter	30
Environmental Costs and Liabilities	21
Environmental Law	22
Environmental Lien	22
Environmental Permit	22
ERISA	18
Exchange Act	12
Fairness Opinion	29
Filed Company SEC Documents	14
Governmental Antitrust Entity	42
group	41
Hazardous Material	22
Indemnitees	46
Intellectual Property Rights	25
IRS	17
Laws	15
Leased Real Property	24
Liens	10
Marks	25
Material Adverse Effect	9
Material Contract	23
Maximum Amount	47
Merger	2
Merger Consideration	4
Merger Sub	2
Multiemployer Plan	18
Non-Obligated Person	63
NRC	34
Option	7
Option Consideration	8
Owned Real Property	24
Parent	2
Parent Disclosure Schedule	30
Parent Material Adverse Effect	31
Patents	25
Paying Agent	5
Payment Fund	5
Permits	15
Permitted Liens	25
Policies	29
Proxy Statement	12
RCRA	22
Real Property Lease	24
Release	22
Remedial Action	22
Representatives	39
Restraints	49
Rights	4
Rights Agreement	4
Sarbanes-Oxley Act	13
SEC	12
Securities Act	10
Share	4
Software	26
Subsidiary Documents	10
Superior Proposal	41
Surviving Corporation	2
Surviving Provisions	53
Takeover Proposal	41
Tax Returns	18
Taxes	18
Technology	26
Trade Secrets	26
Walk-Away Date	51
WARN	20

SECTION 8.13. Interpretation; Other.

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-business day, the period in question ends on the next succeeding business day. Any reference in this Agreement to $ means U.S. dollars. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full in this Agreement and are an integral part of this Agreement. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement. Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, shareholder, employee, incorporator, member, partner, agent, attorney, representative or affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) (any such Person, a “Non-Obligated Person”) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGYSOLUTIONS, LLC

By:	/s/ R. STEVE CREAMER

Name: R. Steve Creamer
Title: President and Chief Executive Officer

DRAGON MERGER CORPORATION
By:	/s/ R. STEVE CREAMER

Name: R. Steve Creamer
Title: President and Chief Executive Officer

DURATEK, INC.
By:	/s/ ROBERT E. PRINCE

Name: Robert E. Prince
Title: President and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

i

DISCLOSURE SCHEDULES FOR AGREEMENT AND PLAN OF MERGER*

Company Disclosure Schedule

Section 3.1	Organization, Standing and Corporate Power

Section 3.2	Capitalization

Section 3.3	Authority, Noncontravention, Voting Requirements

Section 3.4	Governmental Approvals

Section 3.5	Company SEC Documents; Undisclosed Liabilities

Section 3.6	Absence of Certain Changes or Events

Section 3.7	Legal Proceedings

Section 3.8	Compliance With Laws; Permits

Section 3.10	Tax Matters

Section 3.11	Employee Benefits and Labor Matters

Section 3.12	Environmental Matters

Section 3.13	Contracts

Section 3.14	Real Property

Section 3.15	Intellectual Property

Section 3.16	Insurance

Section 3.17	Customers and Suppliers

Section 5.2	Conduct of Business

Parent Disclosure Schedule

Section 4.9	Environmental Matters

Section 4.10	NRC Qualification

*	The Registrant has omitted certain schedules in accordance with Regulation S-K 601(b)(2). The Registrant will furnish the omitted schedules to the Commission upon request.